Exhibit 99.1

Quarter-to-Date

Sales Update

November 20, 2007

	October 2007
	% Change
	vs.
	Prior Year	Commentary
Consolidated Sales	16%	Solid underlying growth continues across most segments. Lower Equipment & Energy segment sales reduced overall underlying growth by 2%. Currency +4%, acquisitions +3% and natural gas pass-thru +3%.
Merchant Gases	23%	Sales increased on strong demand in Asia and improved pricing across all regions. Argon and helium availability constrained volume growth. Currency +7% and acquisitions +6%.
Tonnage Gases	37%	Sales increased due to higher loading and new plants. Currency +5%, acquisitions +2% and higher natural gas pricing +17%.
Electronics and Performance Materials	9%	Electronics growth was driven by high industry utilizations. Performance Materials growth was driven by strong polyurethane catalyst and surfactant sales. Currency +3%
Healthcare	12%	Sales increased due to underlying strength in our European homecare business and currency +7%.

Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence results.